SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

AMARILLO BIOSCIENCES, INC.
(Exact Name of Registrant as Specified in Its Charter)

TEXAS	75-1974352
(State or other jurisdiction of	(IRS Employer Identification No.)
incorporation or organization)

4134 Business Park Drive, Amarillo, Texas	79110
(Address of principal executive offices)	(Zip Code)

806-376-1741	FAX 806-376-9301
(Issuer's telephone number, including area code)

Second Amended and Restated 2008 Directors, Officers, and Consultants Stock Purchase Plan
(Full Title of the Plan)

Joseph M. Cummins
4134 Business Park Drive
Amarillo, Texas 79110
(Name and Address of Agent For Service)

(806) 376-1741
(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated file, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer                                       ⁮                                Accelerated filer                                                      

Non-accelerated filer                                                                           Smaller reporting company                              X
(do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, $0.01 par value	472,304 (1)	$.095 (2)	$44,869	$3.20
Notes to Calculation of Registration Fee Chart

(1)
The number of shares of common stock set forth to be registered is the number of shares authorized to be issued under the Company’s Second Amended and Restated 2008 Directors, Officers, and Consultants Stock Purchase Plan (the “Plan”).  This Registration Statement shall also cover any additional shares of common stock which become issuable under the Plan by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of common stock of Amarillo Biosciences, Inc.

(2)	Calculated on the basis of the average of the over-the-counter high and low prices on December 1, 2010, pursuant to Rule 457(c) of the Securities Act of 1933, as amended.

PART I.

INFORMATION REQUIRED IN THE SECTION 10 (a) PROSPECTUS

The documents constituting Part I of this Registration Statement will be sent or given to directors, officers, and consultants of Amarillo Biosciences, Inc. (the “Registrant”) as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8.

Item 1.  Plan Information

Pursuant to Rule 428(b)(1) of the Securities Act and the Note to Part I of Form S-8, the information required by this item has been omitted from this Registration Statement.

Item 2.   Registrant Information and Employee Plan Annual Information

Pursuant to Rule 428(b)(1) of the Securities Act and the Note to Part I of Form S-8, the information required by this item has been omitted from this Registration Statement.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents, previously filed with the Securities and Exchange Commission are incorporated by reference in this Registration Statement:

(a)	Registrant’s annual report for the year ended December 31, 2009, dated March 31, 2010, filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”).

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant document referred to in (a) above.

(c)	The class of securities to be offered is registered under Section 12(g) of the Exchange Act. The description of the class of securities contained in the Form 8-A Registration Statement is as follows:

“This Registration Statement relates to the Common Stock, par value $.01 per share  (the Common Stock), of Amarillo Biosciences, Inc., a Texas corporation (the “Registrant”).  A Registration Statement on Form SB-2 (Registration No. 333-04413) relating to an offering of up to 2,300,000 shares of Common Stock (the Registration Statement) was filed with the Securities and Exchange Commission on May 23, 1996, pursuant to the Securities Act of 1933, as amended (the Securities Act).  The description of the Common Stock to be contained in the final Prospectus to be filed by the Registrant pursuant to Rule 424(b) under the Securities Act shall be deemed incorporated by reference.”

The description of the Common Stock is as follows:

The company is authorized to issue 100,000,000 shares of Common Stock, par value $.01 per share. As of the date of this Registration Statement, there are 57,686,364 shares outstanding which are held by 317 holders of record.

The holders of the Common Stock are entitled to one vote for each share held of record on all matters to be voted on by the shareholders.  There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors.  The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors in its discretion, out of funds legally available therefor.  In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in the assets of the Company, if any, legally available for distribution to them after payment of debts and liabilities of the Company and after provision has been made for each class of stock, if any, having liquidation preference over the Common Stock.  Holders of shares of Common Stock have no conversion, preemptive or other subscription rights, and there are no redemption or sinking fund provisions applicable to the Common Stock.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to by incorporated by reference in the Registration Statement and to be part thereof from the date of filing of such documents.

Item 4.  Description of Securities

Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

The opinion of counsel as to the legality of the securities, attached as Exhibit 5, has been rendered by the law firm of Underwood, Wilson, Berry, Stein & Johnson, P.C.  Mr. Edward L. Morris, a shareholder and principal of that firm and the attorney signing said opinion, is the corporate secretary of the Registrant.  Mr. Morris is not a director, executive officer, or employee of the Registrant.  Certain members or employees of Underwood, Wilson, Berry, Stein & Johnson, P.C. may receive certain of the shares of the Company’s common stock registered under this registration statement as compensation for legal services to be performed on behalf of the Registrant.  Such payment (if any) will be based up a written agreement between such firm and the Registrant, specifying the nature of the services to be performed, and setting forth the dollar amount of the compensation to be received therefor; accordingly, the number of shares issued with respect to such compensation (if any) will depend upon the dollar amount of agreed compensation, and the market price of the shares at date of issue.

Item 6.  Indemnification of Directors and Officers.

Texas Law

Chapter 8 of the Texas Business Organizations Code allows a Texas corporation to indemnify a person who was, is, or is threatened to be made a defendant or respondent in a proceeding because the person is or was a director if it is determined that the person (1) conducted himself in good faith, (2) reasonably believed that his conduct in his official capacity as director was in the best interest of the corporation and in all other cases was at least not opposed to the corporation’s best interest, and (3) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.  Indemnification under Chapter 8 may be made for judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the person in connection with the proceeding, subject to limitations provided therein. Section 8.051,Chapter 8, requires indemnification of a defendant / respondent director against reasonable expenses incurred by him in connection with a proceeding in which he has been wholly successful, on the merits or otherwise, in the defense of the proceeding.

To the same extent as a director, Section 8.105, Chapter 8, of the Texas Business Organizations Code provides that an officer of the corporation shall be indemnified against reasonable expenses incurred by him in connection with a proceeding in which he is a named defendant or respondent because he is or was an officer if he was wholly successful, on the merits or otherwise, in the defense of the proceeding.

Pursuant to Sections 8.052 and 8.105, Chapter 8, of the Texas Business Organizations Code, upon application, a court may order the equitable indemnification of a director or officer if it determines the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, regardless of other requirements of indemnification.  However, if the person is adjudicated liable to the corporation or it is found that personal benefit was improperly received by the person, the indemnification shall be limited to reasonable expenses actually incurred in connection with the proceeding.

By-laws and Indemnification Provisions

The Registrant’s By-laws provide for the Registrant to indemnify each director and officer of the Registrant against liabilities imposed upon him (including reasonable amounts paid in settlement) and expenses incurred by him in connection with any claim made against him or any action, suit or proceeding to which he may be a party by reason of his being or having been a director or officer of the Registrant.  The Registrant also has entered or may enter into Indemnification Agreements with each officer and director pursuant to which the Registrant will, in general, indemnify such persons to the maximum extent permitted by the Registrant’s By-laws and the laws of the State of Texas against any expenses (including attorney’s fees), judgments, fines and amounts paid in settlement incurred in connection with any actual or threatened action or proceeding to which such director or officer is made or threatened to be made a party by reason of the fact that such person is or was a director or officer of the Registrant.  The foregoing provisions may reduce the likelihood of derivative litigation against directors and may discourage or deter shareholders or management from suing directors for breaches of their duty of care, even though such an action, if successful, might otherwise benefit the Registrant and its shareholders.

Insurance

The Registrant is not currently insured under a Directors, Officers and Company Liability Policy, but may in the future become insured under such a policy that obligates the Insurer to pay for claims against the directors and officers for wrongful acts during the effective period of the Policy.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit Index

Exhibit Number

5	Opinion Regarding Legality	Page 9
10	Second Amended and Restated 2008 Directors, Officers, and Consultants Stock Purchase Agreement	Pages 10-15
23	Consent of LBB & Associates Ltd., LLP	Page 16

Item 9.  Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by section 10(a)(3)

of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Amarillo, State of Texas, on November 22, 2010.

AMARILLO BIOSCIENCES, INC.

By:   /s/ Joseph M. Cummins
Joseph M. Cummins, DVM, Ph.D.
Chairman, President, CEO

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Joseph M. Cummins Joseph M. Cummins	Chief Executive Officer, President, and Chairman	November 22, 2010
/s/ James Page James Page	Director	November 22, 2010
/s/ Dennis Moore Dennis Moore	Director	November 22, 2010
/s/ Stephen T. Chen Stephen T. Chen	Director	November 22, 2010
/s/ Thomas D’Alonzo Thomas D’Alonzo	Director	November 22, 2010
/s/ Paul Tibbits Paul Tibbits	Director	November 22, 2010
/s/ Bernard Cohen Bernard Cohen	Vice-President, Chief Financial Officer	November 22, 2010

Pursuant to the requirements of the Securities Act of 1933, these trustees (or other persons who administer the employee benefit plan) have duly caused the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Amarillo, State of Texas, on September 21, 2009.

SECOND AMENDED AND RESTATED 2008 DIRECTORS, OFFICERS, AND CONSULTANTS STOCK PURCHASE PLAN

By:           /s/ Thomas D’Alonzo
Thomas D’Alonzo
Plan Committee Member

By:           /s/ Dennis Moore
Dennis Moore
Plan Committee Member

By:           /s/ James Page
James Page
Plan Committee Member